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                                  EXHIBIT 4.18
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                              EMPLOYMENT AGREEMENT

         This agreement ("Agreement") is effective as of the 1st day of March, 1994, by and between SGI International, a Utah Corporation ("Employer"), and Kimberly A. Krmpotich, an individual ("Employee").

         In consideration of the mutual agreements and the promises herein contained, the parties hereto agree as follows:

         1. Employer hereby agrees to employ Employee, and Employee agrees to be employed, upon the terms and conditions set forth herein, as Administrative Assistant/Receptionist, commencing on the date hereof and ending March 1, 1997.

         2. Employee shall receive a salary of One thousand four hundred eighty dollars ($1,520.00) per month, payable no less frequently than the fifteenth and the last day of each month.

             (a) As additional incentive compensation, Employer shall grant to Employee a Warrant to purchase one thousand (1,000) shares of SGI restricted common stock at an exercise price of $1.72 per share, which Warrant shall expire on 12/31/01.

             (b) As further Incentive Compensation, such bonuses and benefits as Employer's Board of Directors, in its sole discretion shall determine.

             (c) Compensation shall be reviewed by Employer and Employee at least annually.

             (d) Additional terms in Employer's Employee Handbook are hereby incorporated by reference as if fully set forth herein.

         3. This Agreement cannot be modified except by a writing signed by the parties.

         4. This Agreement shall constitute a contract under the laws of the State of California and shall be governed and construed in accordance with the laws of said state as to both interpretation and performance.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at La Jolla, California as of the day first above written.

         SGI INTERNATIONAL                         EMPLOYEE

By /s/  JOSEPH A. SAVOCA                           /s/  KIMBERLY A. KRMPOTICH
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        Joseph A. Savoca                                Kimberly A. Krmpotich